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                                   Exhibit 99
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                     Letter to Shareowners - March 31, 2001

My previous letters have described the transformation we are undertaking at OPL, building a specialty reinsurance company focused on a small number of profitable reinsurance products, delivered by experienced professionals with a dedication to client service. OPL's Board concluded months ago after reviewing a range of alternatives that the best available long-term value proposition for shareholders was to build on our existing reinsurance foundation.

Creating a market-leading company will take time, no matter how hard we work, and is also dependent in the near-term on favorable market conditions. UPS wasn't built in one year, and OPL cannot be rebuilt in one year. Our reinsurance market is gradually improving, and there are many favorable signs that the steps we have taken in our rebuilding effort will prove beneficial:

     .  Our new subsidiary, Overseas Partners U.S. Reinsurance Company (OPUS
        Re), was well received by our targeted clients and wrote $62.7 million of premiums during the three months ended March 31, 2001, its first renewal season.

     . Our newly created finite risk division (OP Finite) recorded a further $131.0 million of premiums written of which $43.0 million was new business, and also structured risk financing solutions for a number of other clients, generating $1.0 million of earned fee income.

     . We recently incorporated a new subsidiary in Dublin, Ireland named OP Re Ireland Limited. Dublin is a growing reinsurance marketplace in its own right and provides us with a platform to access the London and European reinsurance markets.

Operating results
-----------------
Our income is highly dependent on not only the cash flow generated by our reinsurance activities, but also the investment market. Unfortunately, during the first quarter of 2001, both the bond and the equity markets proved disappointing. Our S&P portfolio incurred a loss of $66.4 million for the three months ended March 31, 2001. This was largely responsible for us reporting a loss for the three months ended March 31, 2001 of $83.0 million (equivalent to $0.69 per share) compared to income of $20.1 million (equivalent to $0.16 per share) for the same period in 2000. Both shareholders and management need to be patient and stay the course: both our operating strategy and our investment policy were designed to deliver superior long-term returns to shareholders. Quarterly fluctuations are to be expected.

Gross reinsurance premiums written increased by $57.8 million for the three months ended March 31, 2001 compared with the same period in the prior year.
The increase was primarily as a result of the business written by OPUS Re and OP Finite as noted previously, offset by the further cancellation of programs in our discontinued lines. The net underwriting loss for the quarter was $21.0 million (caused by increased overhead attributable to the acquisition of OPUS Re and OP Finite, and additional losses reported on programs written in earlier years, but now discontinued) compared to a loss of $2.9 million for the same period in 2000.

Our remaining real estate assets continued to perform in accordance with our expectations.

Other Activities
----------------
Effective May 1, 2001 we sold the assets of our St. Louis based shipper's insurance agency, Parcel Insurance Plan, Inc. (PIP) for $23 million. PIP was originally purchased in December 1997 to complement our core shipper's risk program. The cancellation of that program effective October 1, 1999 resulted in our re-assessment of our ownership of PIP and our determination that its single product and limited market access is not compatible with our current strategy.

We continue to take advantage of opportunities to sell our real estate assets so that we can provide further capital to our reinsurance operations. In February 2001 we sold Madison Plaza, Chicago for a total consideration of $152.7 million which generated a pre-tax gain of $5.2 million for the first quarter. In April 2001 we sold the Atlanta Financial Center for a total consideration of $153.1 million. The pre-tax gain on the sale of $30.6 million will be recorded in our second quarter results.

Share repurchase limit
----------------------
The Board of Directors previously decided to limit to 10% the number of shares of OPL common stock that OPL is willing to purchase under its right of first refusal from any shareowners seeking to sell such shares between November 1, 2000 and December 31, 2001. In order to reduce the cost and administrative inefficiency associated with the existence of shareowners owning a small number of shares, the Board recently determined that OPL is willing to purchase 100% of the shares of common stock from those shareowners that owned 100 shares or less as of November 1, 2000. The limit of 10% of total shares held as of November 1, 2000 that OPL is willing to purchase from all other shareowners remains in place.

It is critical to our future success that we demonstrate to the Company's customers, insurance regulators and rating agencies that we are able to maintain a strong and stable capital base. To do so, the Company could impose further limitations, at any time, on the number of shares of common stock that the Company will purchase from any shareowner of record who wishes to sell shares.





Outlook
-------
All of our reinsurance units have made encouraging starts to the year, and we believe that the profitability potential in our reinsurance markets improves every quarter. The investment markets are beyond our control, but writing good business and setting OPL in the best position to capitalize on improving reinsurance pricing are activities we can undertake, and we have. Over 110 OPL employees in Bermuda and the U.S. are focused on our mission to improve long-term value. I would like to thank the other members of the Board and you for the continuing support.

Sincerely,



Mary R. Hennessy
President and Chief Executive Officer
May 31, 2001

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Letter to Shareowners - March 31, 2001
Summary of Operating Results

                               Quarter ended             Quarter ended
$000s                          March 31, 2001           March 31, 2000
-----                       --------------------    -----------------------

Gross written premiums           $  343,340               $  285,522
                                 ==========               ==========

Reinsurance income:
  Underwriting loss              $  (21,012)              $   (2,862)
  Investment (loss) income          (63,124)                  20,535
                                 ----------               ----------
                                    (84,136)                  17,673
Real estate and leasing               8,273                    9,175
Other operating expenses             (4,446)                  (4,267)
Income taxes                         (2,656)                  (2,499)
                                 ----------               ----------
Net (loss) income                $  (82,965)              $   20,082
                                 ==========               ==========

(Loss) earnings per share        $    (0.69)              $     0.16
                                 ==========               ==========

                                    As at                     As at
                                March 31, 2001          December 31, 2000
                              -------------------     ----------------------

Total shareowners' equity        $1,573,271               $1,778,005
                                 ==========               ==========

Net book value per share         $    13.16               $    14.70
                                 ==========               ==========

A more detailed discussion of our operating results can be obtained by reviewing our filing with the Securities & Exchange Commission on Form 10-Q for the three months ended March 31, 2001. A copy of the 10-Q can be obtained by accessing our web site at www.overseaspartners.com or making a request to our Head Office at Mintflower Place, P.O. Box HM 1581, 8 Par-La-Ville Road, Hamilton HM 08, Bermuda.

Safe Harbor Disclosure
----------------------
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Some of the statements contained in this Letter to Shareowners contain forward-looking information. Forward-looking statements are statements other than historical information or statements of current condition. Some forward looking statements can be identified by the use of such words as "expect," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. These forward-looking statements relate to our plans and objectives for future operations including our growth and operating strategy, our implementation of new products and new reinsurance programs, trends in our industry and our policy on future dividends.

You should be aware that these statements are subject to risks, uncertainties and other factors, that could cause the actual results to differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that those indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:

 . our ability to replace, with profitable business, the revenues that we derived in the past from reinsurance of excess value package insurance associated with the business of United Parcel Service of America, Inc.
 .  pricing pressure resulting from the competitive environment in which we operate
 .  ability to collect reinsurance recoverables
 .  the uncertainties of the reserving process
 .  the occurrence of catastrophic events with a frequency or severity exceeding our estimates
 .  loss of the services of any of the Company's executive officers
 .  uncertainties relating to government and regulatory policies (such as subjecting us to insurance regulation or taxation in certain jurisdictions)
 .  losses due to interest rate fluctuations
 .  volatility in global financial markets which could affect our investment portfolio
 . the resolution of any pending or future tax assessments by the IRS against us . the resolution of other pending litigation
 .  the impact of mergers and acquisitions
 . our ability to integrate new businesses and significant new staff with our existing operations.

We do not undertake to update these forward-looking statements in any manner.